As filed with the Securities and Exchange Commission on June     , 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Alcoa Corporate Center,

Pittsburgh, Pennsylvania 15212-5858

(Address of principal executive offices, including zip code)

ALCOA SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

(Full Titles of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Alcoa Inc. common stock, $1.00 par value	20,000,000 shares	$25.41	$508,200,000.00	$41,113.38

Savings Plan For Bargaining Employees	8,000,000 shares

Savings Plan For Non-Bargaining Employees	12,000,000 shares

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans described herein.

(2)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant’s common stock reported in the consolidated reporting system on June 23, 2003.

This Registration Statement is being filed to register an additional 20,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), of Alcoa Inc. (“Alcoa”) for offer and sale under the Alcoa Savings Plan for Bargaining Employees and the Alcoa Savings Plan for Non-Bargaining Employees (the “Plans”). The earlier Registration Statement on Form S-8 filed by Alcoa with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516) relating to the Plans is incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock to be issued in connection with the Plans will be passed upon by Thomas F. Seligson, Esq., Counsel of Alcoa. Mr. Seligson is paid a salary by Alcoa, is a participant in various benefit plans offered by Alcoa to employees of Alcoa generally and beneficially owns, or has rights to acquire, an aggregate of less than 1% of Alcoa’s outstanding common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Alcoa has purchased a three-year liability insurance policy with an aggregate limit of $100 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2003 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania.

ITEM 8. EXHIBITS

Exhibit Number	Description

(4)(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

(4)(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

(5)	Opinion of Thomas F. Seligson, Counsel of Alcoa.

(15)	Letter regarding unaudited interim financial information.

(23)(a)	Consent of PricewaterhouseCoopers LLP.

(23)(b)	Consent of Counsel (included as part of Exhibit 5).

(24)	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2002).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 24th day of June, 2003.

ALCOA INC. (Registrant)

By	/s/ CHARLES D. MCLANE, JR.
Charles D. McLane, Jr. Vice President, Alcoa Business Support Services and Controller (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAIN J.P. BELDA Alain J.P. Belda	Chairman of the Board and Chief Executive Officer; Director (Principal Executive Officer)	June 24, 2003

/s/ RICHARD B. KELSON Richard B. Kelson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 24, 2003

/s/ CHARLES D. MCLANE, JR. Charles D. McLane, Jr.	Vice President, Alcoa Business Support Services and Controller (Principal Accounting Officer)	June 24, 2003

Kathryn S. Fuller, Carlos Ghosn, Joseph T. Gorman, Judith M. Gueron, Sir Ronald Hampel, John P. Mulroney, Henry B. Schacht, Franklin A. Thomas and Ernesto Zedillo, each as a Director, on June 24, 2003, by William B. Plummer, their attorney-in-fact.

/s/ WILLIAM B. PLUMMER William B. Plummer
Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Plans’ Benefits Management Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 24th day of June, 2003.

ALCOA INC. BENEFITS MANAGEMENT COMMITTEE

By:	/s/ RICHARD B. KELSON
Richard B. Kelson, Member

By:	/s/ A. HAMISH PETRIE
A. Hamish Petrie, Member

By:	/s/ WILLIAM B. PLUMMER William B. Plummer, Member

INDEX TO EXHIBITS

Exhibit Number	Description

(4)(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

(4)(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

5	Opinion of Thomas F. Seligson, Counsel of Alcoa.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2002).